Exhibit 99.1

Stock Tender Agreement

THIS STOCK TENDER AGREEMENT (this “Agreement”), is entered into as of December 9, 2003 by and among EXCO Resources, Inc., a Texas corporation (“Parent”), and NCE Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), on the one hand, and NUON Energy & Water Investments, Inc. (“Stockholder”), an approximately 85.6% stockholder of North Coast Energy, Inc., a Delaware corporation (the “Company”), on the other hand. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

R E C I T A L S

WHEREAS, Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Act”)) of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth opposite the name of such Stockholder on Schedule 1 hereto; and

WHEREAS, Parent, Purchaser and the Company have entered into an Agreement and Plan of Merger, dated November 26, 2003, as amended and restated on December 4, 2003 (the “Merger Agreement”), which provides, among other things, for (a) Purchaser to commence a tender offer for all of the issued and outstanding shares of Common Stock (the “Offer”) and (b) the merger of Purchaser with and into the Company with the Company continuing as the surviving corporation (the “Merger”), in each case upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Purchaser as follows:

(a) Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Act) of the shares of Common Stock set forth opposite its name on Schedule 1 to this Agreement (such shares of Common Stock, together with any Common Stock acquired by the Stockholder after the date of this Agreement, whether Shares acquired by way of exercise of options, warrants or other rights to purchase Common Stock or by way of dividend, distribution, exchange, merger, consolidation, grant of proxy or otherwise, but excluding shares owned by other Stockholders, all as may be adjusted from time to time pursuant to Section 6 hereof, the “Shares”). Stockholder does not hold any options, warrants or other rights to purchase Common Stock.

(b) Stockholder has voting power, power of disposition and power to agree to all of the matters regarding such Stockholder set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such right. Stockholder is not the record or beneficial owner of any securities of the Company on the date hereof other than the Shares and the Company Options and Company Warrants set forth on Schedule 1.

(c) Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby regarding such Stockholder.

(d) This Agreement has been validly executed and delivered by Stockholder and, assuming due and valid authorization, execution and delivery thereof by Parent and Purchaser, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation of, or constitute (with or without due notice or lapse of time or both) a default under, or conflict with, or give rise to any right of termination, cancellation or acceleration under any contract, trust, note, bond, mortgage, indenture, license, agreement, or material contractual restriction or obligation of any kind to which such Stockholder is a party or by which such Stockholder or its Shares are bound, which singularly or in the aggregate, would prevent or adversely effect the ability of such Stockholder to perform its obligations under this Agreement. The consummation of the transactions contemplated hereby will not violate, or require any consent, approval or notice (except those required under applicable securities laws) under, any provision of any judgment, order, injunction, decree, statute, law, rule or regulation applicable to such Stockholder which, singularly or in the aggregate, would prevent or adversely effect the ability of such Stockholder to perform its obligations under this Agreement.

(f) Stockholder is an entity duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or constituted, and such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby regarding such Stockholder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(g) The Shares owned by such Stockholder are now, and at all times during the term hereof will be, held by such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts, agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a Stockholder in respect of such Shares (collectively, “Encumbrances”), except for any such Encumbrances arising hereunder, and the transfer of the Shares held by such Stockholder hereunder will effectively vest in Purchaser valid and marketable title to such Shares, free and clear of any Encumbrances.

(h) Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

Section 2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to Stockholder as follows:

(a) Parent is a corporation duly organized and validly existing under the laws of the State of Texas. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser and, assuming due and valid authorization, execution and delivery thereof by Stockholder, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable by such Stockholder against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3. Tender of the Shares. Stockholder hereby agrees that, subject to the terms and conditions of Section 8 hereof, (a) Stockholder shall validly tender, or cause to be validly tendered, pursuant to and in accordance with the terms of the Offer, its Shares into the Offer as promptly as practicable, and in any event no later than the fifth business day, following the commencement of the Offer pursuant to Section 2.1.1 of the Merger Agreement (except for those Shares issued upon the exercise of options, warrants or other rights to acquire shares of Common Stock after such date, which shall be validly tendered, or caused to be validly tendered, as promptly as practicable following such exercise) and receipt of the applicable tender offer documentation and (b) Stockholder shall not withdraw any Shares so tendered unless this Agreement is terminated in accordance with its terms or the Offer is terminated or has expired without Purchaser purchasing all Shares validly tendered in the Offer and not withdrawn. Notwithstanding the foregoing, Stockholder may decline to tender, or may withdraw, any and all of such Stockholder’s Shares if, without the consent of such Stockholder, Purchaser amends the Offer to (i) reduce the Offer Price, (ii) reduce the number of Shares subject to the Offer, (iii) change the form of consideration payable in the Offer, (iv) reduce the percentage required for the Minimum Condition or (v) amend or modify any term or condition of the Offer in a manner adverse to the stockholders of the Company (other than insignificant changes or amendments or other than to waive any condition). Stockholder shall give Purchaser at least two (2) business days prior notice of any withdrawal of its Shares pursuant to the immediately preceding proviso.

Section 4. Transfer of the Shares. Prior to the termination of this Agreement and except as otherwise provided herein, Stockholder agrees that it shall not: (i) transfer, assign, sell, gift-over, pledge, hypothecate, encumber or otherwise dispose of, or consent to any of the foregoing (“Transfer”), any or all of the Shares, options, warrants or other rights to acquire Common Stock or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or make any representation or warranty of such Stockholder untrue or incorrect.

Section 5. Acquisition Proposals; Non-Solicitation. Stockholder shall not, directly or indirectly, (i) solicit, initiate, endorse, accept or encourage the submission of any Acquisition Proposal (as defined in the Merger Agreement), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with respect to, or participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that (i) nothing herein shall prevent any employee of Stockholder from acting in his or her capacity as an officer or director of the Company, or taking any action in such capacity (including at the direction of the Company’s Board of Directors), but only in either such case as and to the extent permitted by Section 6.10 of the Merger Agreement and (ii) to the extent requested by the Company’s board of directors, Stockholder may furnish information to any Person pursuant to a written confidentiality agreement on terms substantially the same as the terms of the Confidentiality Agreement and participate in discussions with the Person concerning an Acquisition Proposal if, and only if, the Company Board has determined that such person has submitted a Superior Proposal.  Stockholder shall immediately cease participating in any existing discussions or negotiations with any parties prior to the date hereof that may be ongoing with respect to an Acquisition Proposal existing on the date hereof.

Section 6. Certain Events. In the event of any change in the Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by any Stockholder, this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by Stockholder.

Section 7. Further Assurances. Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof.

Section 8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time (as defined in the Merger Agreement); and provided, however, that Section 9 hereof shall survive any termination of this Agreement.

Section 9. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 10. Public Announcements. Stockholder agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby or by the Merger Agreement without the prior consent of Parent; provided, however, that such disclosure may be made without obtaining such prior consent if (i) the disclosure is required by law or is required by any regulatory authority, including but not limited to any Governmental Entity, or any national securities exchange, trading market or inter-dealer quotation system on which the Shares trade and (ii) the Stockholder making such disclosure has first used all reasonable efforts to consult with Parent about the form and substance of such disclosure.

Section 11. Non-Survival of Representations and Warranties.  The representations and warranties contained in this Agreement or in any exhibit, schedule, certificate or other instrument delivered pursuant to this Agreement shall not survive after the Effective Time or the termination of this Agreement.

Section 12. Stockholder Capacity.  The Stockholder is signing solely in its capacity as the beneficial owner of the Shares and nothing herein shall limit or affect any actions taken by an employee or director of Stockholder in their capacity as officer or director of the Company to the extent permitted by the Merger Agreement.

Section 13. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Stockholder, at the address set forth opposite the name of Stockholder on Schedule 1 hereto:

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson

1001 Pennsylvania Avenue, NW
Washington, DC 20004
Attn: Lawrence R. Bard

Facsimile: 202-639-7003

If to Parent or Purchaser, to:

EXCO Resources, Inc.

6500 Greenville Avenue, Suite 600

Dallas, Texas  75206

Attn: T.W. Eubank

Facsimile: 214-368-2087

with a copy to:

Haynes and Boone, LLP

2505 North Plano Road, Suite 4000

Richardson, Texas 75082

Attention: William L. Boeing

Facsimile: 972-692-9053

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

(d) Entire Agreement. This Agreement (together with the Merger Agreement and any other exhibits, annexes, schedules, documents and instruments referred to herein and therein or contemplated thereby or therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

(e) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a federal or state court sitting in the State of Delaware.

(f) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent or Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly owned corporate subsidiaries of Parent, provided that such subsidiaries provide the representations and warranties in Section 2 hereof (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(h) Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

(i) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

IN WITNESS WHEREOF, Parent, Purchaser and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

EXCO RESOURCES, INC.

By:	/s/ T.W. Eubank
Name:	T.W. Eubank
Title:	President

NCE ACQUISITION, INC.

By:	/s/ T.W. Eubank
Name:	T.W. Eubank
Title:	President

STOCKHOLDER:

NUON Energy & Water Investments, Inc.

By:	/s/ Pieter Jobsis
Name:	Pieter Jobsis
Title:	Chairman

SCHEDULE 1

Set forth below is the name and address of the Stockholder who has entered into the Stock Tender Agreement and the number of Shares held by such Stockholder.

NAME AND ADDRESS	SHARES

NUON Energy & Water Investments, Inc. [Address including contact name and fax number]	[13,048,277]

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